Exhibit 19.2

SUPPLEMENTAL INSIDER TRADING AND PRE-CLEARANCE POLICY

For Directors, Executive Officers and Designated Associates and Consultants
of National Bank Holdings Corporation and its Subsidiaries

February 25, 2025

This Supplemental Insider Trading and Pre-Clearance Policy (this “Supplemental Policy”) applies to National Bank Holdings Corporation (the “Company”) directors, executive officers, and certain designated associates and consultants of the Company and its subsidiaries who have access to material non-public information about the Company (collectively “Designated Persons”) The Company may from time to time designate other individuals to be Designated Persons who are subject to this policy, and the Company will notify you if you are subject to this Supplemental Policy. This Supplemental Policy supplements, and does not supersede, the Company’s Insider Trading and Information Policy (the “Policy”).

Prior to buying, selling, donating or gifting National Bank Holdings Corporation common stock and prior to exercising options to purchase shares of National Bank Holdings Corporation common stock, Designated Persons must first contact the Legal Department to request pre-clearance to trade, even if it is during a trading window. Any such request should be made at least two business days in advance of the proposed transaction.

1.Restrictions on all Trading and Material Non-Public Information:  Designated Persons may not buy, sell, donate or gift Company securities, or engage in a broker-assisted cashless exercise of an option to purchase Company securities, while in possession of material non-public information (see the Policy for more information on what is considered material non-public information and the restrictions applicable to you and all Covered Persons, as defined in the Policy).  If you are unsure whether information is material or non-public, you should contact the Legal Department.

2.Pre-Approval for All Transactions in Company Common Stock:  Designated Persons must contact the Legal Department prior to effecting any transaction in Company Common Stock (which includes, but is not limited to, buying, selling, donating, gifting or exercising options) even during a trading window.  Designated Persons should seek approval at least two business days in advance of the proposed transaction(s), after which the transaction must be completed within a window of no more than three business days (or such longer period approved by the Legal Department).  If the transaction is not completed within such timeframe, the Designated Person must seek new approval before executing the transaction.

Neither the Company nor any of the Company’s officers, partners, or other representatives, will be deemed, by participating in such pre‐approval procedures, to have provided any legal advice or to have acknowledged for any purpose that the person requesting pre‐approval is not then in possession of any material non-public information.

3.Trading Window:  The period during which Designated Persons are generally permitted to trade Company securities is known as a trading window.  In general, Designated Persons may only trade Company securities during the period beginning the third full trading day after annual or quarterly earnings are announced and ending at the close of trading on the fifteenth day of the last month of the current quarter.  For example, if earnings were announced on Monday afternoon, post-market, the trading window would open on Thursday morning. The goal is to give the market two full days to absorb information before trading by Designated Persons. The trading window will vary depending on the dates the Company makes announcements.  Additionally:

●	Designated Persons may not purchase or sell securities in the market except during the trading window.
●	With pre-approval, Designated Persons may give a bona fide gift of securities outside the trading window if they do not possess material non-public information. Determining whether a gift is truly bona fide will depend on the circumstances surrounding each gift. For example, a gift of securities to a qualified charitable organization would likely be considered bona fide.
●	Transactions executed pursuant to a properly established trading plan, discussed below, are permissible outside the trading window.

Even during the trading window, Designated Persons may not buy or sell, donate or gift Company securities while in possession of any material non-public information.

4.Blackouts:  Designated Persons may not buy or sell Company securities for two full trading days after public disclosure of material information, whether positive (e.g., a merger announcement) or negative (e.g., a bad earnings announcement).  Public disclosure of material information, however, does not automatically permit Designated Persons to trade Company securities after the two-business day waiting period.  From time to time, blackout periods will be established during which no Designated Person may buy or sell shares.  As mentioned above, even during the trading window, all Designated Persons must contact the Legal Department before engaging in transactions in Company securities to ensure that they are not prohibited from engaging in the transaction.

5.Purpose of Trades: Any transactions in Company securities should be for investment purposes only and not for short-term trading profits.

6.Broker Transactions:  If your transactions are conducted through a broker, you are responsible for ensuring that your broker does not engage in transactions in Company stock, including gifts, transfers, pledges and all Rule 10b5-1 transactions, on behalf of you or any other persons or entities associated with you in violation of the Policy or this Supplemental Policy.  Violations by your broker via transactions conducted on your behalf will be deemed to be made by you.  If you would like your broker to execute a representation letter that he or she will comply with these procedures, including confirmation of pre-clearance prior to trades, please contact the Legal Department.

7.Planned Trades:  SEC Rule 10b5-1 allows you, at a time that you do not possess material non-public information, to enter into a contract to purchase or sell Company securities, instruct another person to purchase or sell Company securities for your account or to establish a written plan for trading Company securities.  Any such plan must be in writing and pre-cleared by the Legal Department. Clearance of a plan by the Legal Department shall not be construed as a legal opinion or advice that the plan meets the requirements of Rule 10b5-1. Your contract, instruction or plan must not conflict with any other insider trading laws such as the “short-swing” rule discussed above.  The contract, instruction or plan must be entered into in good faith, provide clear instructions or a formula or algorithm for determining the number of securities to be purchased or sold, the price at which and date on which the securities are to be purchased or sold, and cannot permit you to exercise any subsequent influence or discretion over how, when or whether to effect the transactions.  If you become aware of any material non-public information after an instruction is given or a plan or contract is established, a trade can still be executed pursuant to the existing instruction or plan without your violating the insider trading rules so long as the contract, instruction or plan complies with the requirements listed above.

A plan or instruction may be terminated even if you have material non-public information at the time, although doing so may call into question whether the plan was originally entered into in “good faith” or whether such information was used to avoid actions which otherwise would have been taken under the plan.  Any alteration of a plan will be treated as a termination of the plan.  Accordingly, before terminating or altering an instruction or plan, you must pre-clear the termination or alteration with the Legal Department and should consult your own counsel.

8.Margin Accounts and Pledges: Securities held in a margin account or otherwise pledged or hypothecated may be sold without your consent, for example, if you fail to meet a margin call or if you default on a loan. A margin or foreclosure sale that occurs when you are aware of material non-public information may, under some circumstances, result in unlawful insider trading. Because of this danger, you are prohibited from pledging or hypothecating Company securities or holding Company securities in a margin account (unless such margin account restricts the pledge of the Company securities).

INSIDER TRADING AND INFORMATION POLICY

AND

SUPPLEMENTAL INSIDER TRADING AND PRE-CLEARANCE POLICY

CERTIFICATION

To National Bank Holdings Corporation:

I, ____________________________________, have received and read copies of the National Bank Holdings Corporation Insider Trading and Information Policy and Supplemental Insider Trading and Pre-Clearance Policy for directors, executive officers and designated associates and consultants, each dated February 25, 2025. I understand that my failure to comply in all respects with these policies is a basis for termination of my directorship, employment or other service relationship with National Bank Holdings Corporation or any of its subsidiaries.

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(Signature)

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(Date)